Exhibit 99.1

Intel to Redeem 2.95% Junior Subordinated Convertible Debentures Due 2035

SANTA CLARA, Calif., Nov. 16, 2017—Intel announced today that it has issued a notice of redemption to redeem on December 18, 2017 all of its outstanding 2.95% Junior Subordinated Convertible Debentures due 2035 (CUSIP Number 458140AC4) (the “Securities”). As of November 15, 2017, approximately $1.6 billion of the Securities was outstanding.

The Securities called for redemption will be redeemed at a stated redemption price equal to 100% of the aggregate principal amount of such Securities, plus accrued and unpaid interest to (but excluding) the redemption date.

The conversion rate of the Securities as of November 16, 2017 is 37.1860 shares of Intel common stock per $1,000 principal amount of the Securities, which is equivalent to a conversion price of $26.89 per share of common stock. The Securities called for redemption may be converted at any time before 5:00 p.m., New York City time, on December 15, 2017, the business day immediately preceding the redemption date. Intel has elected to settle the conversion obligation with respect to the Securities in cash. The amount of cash payable upon conversion of any Security shall, for each share of Common Stock into which the Security is convertible, be equal to the average, as determined by Intel or its agent, of the last reported price of the common stock for the five consecutive trading days immediately following the date the Security has been submitted for conversion in accordance with the indenture. Any holder that surrenders any Securities for conversion between the close of business on the record date occurring on December 1, 2017 and the opening of business on the interest payment date occurring on December 15, 2017 shall be required to pay Intel an amount equal to the interest payable by Intel with respect to such Securities on the interest payment date occurring on December 15, 2017 at the time such holder surrenders such Securities for conversion.

A copy of the notice of redemption may be obtained from Wells Fargo Bank, National Association, as trustee, paying agent and conversion agent, by calling (800) 344-5128.

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CONTACTS:	Tushar Jain	Cara Walker
	Investor Relations	Media Relations
	408-653-9488	503-696-0831
	tushar.jain@intel.com	cara.walker@intel.com